BROWN & WOOD LLP

                             1666 K Street, N.W.
                         Washington, D.C. 20006-1208
                           Telephone: 202-533-1300
                            Facsimile: 202-533-139



                                                            July 12, 2000

IBF VI - Secured Lending Corporation
1733 Connecticut Avenue, N.W.
Washington, D.C. 20009

                  Re:      IBF VI - Secured Lending Corporation,
                           Registration Statement on Form SB-2
                           -------------------------------------

Ladies and Gentlemen:

          We will act as counsel for IBF VI - Secured Lending Corporation, a Delaware corporation (the "Company"), in connection with the offering of the Company's Current Interest Subordinated Bonds and Accretion Subordinated Bonds (the "Securities"). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the "Act"), by means of a Registration Statement of the Company on Form SB-2. The Securities will be offered pursuant to the prospectus (the "Prospectus"), which will be filed with the Commission pursuant to Rule 424 under the Securities Exchange Act. As set forth in the Registration Statement, the Securities will be issued under and pursuant to the conditions of a separate Indenture (the "Indenture") among the Company and Continental Stock Transfer & Trust Company, as indenture trustee (the "Indenture Trustee").

          We have examined copies of the Company's Certificate of Incorporation, Bylaws, the form of Indenture (as incorporated by reference as an exhibit to the Registration Statement), the forms of Securities included in the Indenture and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that:

          i. When the Indenture relating to the Securities has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and the Indenture Trustee, such Indenture will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equity principles.

          ii. When the Securities have been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and issued and delivered against payment therefor as described in the Registration Statement, the Securities will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the Indenture.

          In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus.

                                                           Very truly yours,

                                                           /s/ Brown & Wood LLP